Exhibit 5.2

MCDAVID, NOBLIN & WEST PLLC

ATTORNEYS AT LAW

ADMITTED TO PRACTICE IN

ALABAMA, ARKANSAS AND MISSISSIPPI

W. ERIC WEST	248 EAST CAPITOL STREET, SUITE 840	MAILING ADDRESS:
ewest@mnwlaw.com	JACKSON, MISSISSIPPI 39201	P. O. BOX 24626
URL: www.mnwlaw.com	TELEPHONE: 601-948-3305	JACKSON, MS 39225-4626
FACSIMILE: 601-354-4789

September 20, 2012

Genesis Energy, L.P.

Genesis Energy Finance Corporation

919 Milam, Suite 2100

Houston, TX 77002

Gentlemen:

We have acted as special Alabama counsel to Genesis Pipeline Alabama, LLC, an Alabama limited liability company (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of (i) the proposed offer by Genesis Energy, L.P., a Delaware limited partnership and Genesis Energy Finance Corporation, a Delaware corporation (the “Issuers”), to exchange up to $100,000,000 aggregate principal amount of 7 7/8% Senior Secured Notes due 2018 issued upon original issue on February 1, 2012 (the “Outstanding Notes”) of the Issuers for 7 7/8% Senior Secured Notes due 2018 (the “Registered Notes”) of the Issuers and (ii) the guarantees (each, a “Guarantee”) pursuant to the Indenture referred to below of the Guarantors listed in the Registration Statement (the “Registrant Guarantors”). The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture dated as of November 18, 2010 as supplemented by the Supplemental Indenture thereto, dated as of November 24, 2010, the Second Supplemental Indenture thereto, dated as of December 27, 2010, the Third Supplemental Indenture thereto, dated as of February 28, 2011, the Fourth Supplemental Indenture thereto, dated as of June 30, 2011, the Fifth Supplemental Indenture thereto, dated as of September 13, 2011, the Sixth Supplemental Indenture thereto, dated as of September 22, 2011, the Seventh Supplemental Indenture thereto, dated as of December 5, 2011, the Eighth Supplemental Indenture thereto, dated as of January 3, 2012, and the Ninth Supplemental Indenture thereto, dated as of January 27, 2012 (as so supplemented, the “Indenture”), among the Issuers, the Registrant Guarantors and U. S. Bank National Association, as trustee and collateral agent.

We have examined originals or certified copies of the Indenture and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed

Genesis Energy, L.P.

Genesis Energy Finance Corporation

September 20, 2012

and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of the Indenture and all other documents by the parties thereto other than the Company.

Based upon the foregoing, we are of the opinion that:

(i)	the Company is duly organized or formed, validly existing and in good standing as a limited liability company under the laws of the State of Alabama;

(ii)	the Company has the entity power to execute and deliver the Indenture as a Guarantor and perform its obligations under the Indenture (including its Guarantee pursuant thereto);

(iii)	the execution and delivery of the Indenture by the Company and the performance by the Company of its obligations under the Indenture (including its Guarantee pursuant thereto) have been duly authorized by all necessary entity action; and

(iv)	the Indenture has been duly and validly executed and delivered by the Company.

This opinion is limited to the four specific matters set out above relating to the Company and the laws of the state of Alabama. This opinion may be relied upon by Akin Gump Strauss Hauer & Feld LLP in connection with the opinion it is delivering to you as filed as an exhibit to the Registration Statement. We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you on matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitations, future changes in applicable law.

Sincerely,

McDAVID, NOBLIN & WEST PLLC

/s/ W. Eric West

For the Firm